Exhibit 10.1

[date]

[investor name]

[investor address]

Re: Investment in Bluesphere Corp.

Dear []:

This will confirm the terms on which you will invest in Bluesphere Corporation through Eastern Sphere, a 100%-owned subsidiary of Bluesphere Corp (“Bluesphere”). You will invest $[] in Bluesphere in exchange for [] shares of common stock of Bluesphere (the “Shares”). The Shares will be delivered to your order promptly after the receipt of the $[] in accordance with instructions to be provided separately. The Shares are restricted under applicable US securities laws for a period of six months and may only be offered or sold pursuant to a registration statement under the Securities Act of 1933, as amended, or an exemption therefrom. Please indicate your acceptance of such terms by counter-signing where indicated below.

Yours truly,

Shlomi Palas, CEO

Agreed and accepted:

[]

____________________